Exhibit 99.1

Investor Relations Contact:	Media Contact:
Robert J. Vill	Jane Randel
Vice President – Finance and Treasurer	Vice President, Corporate Communications
Liz Claiborne Inc.	Liz Claiborne Inc.
201.295.7515	212.626.3408
LIZ CLAIBORNE INC. REPORTS 2nd QUARTER AND SIX MONTH SALES AND EPS
•	Reports Adjusted Diluted Q2 2006 EPS of $0.46

•	Reaffirms Fiscal 2006 EPS Guidance in the Range of $2.58 — $2.73

•	Provides Initial Q3 2006 EPS Guidance

•	Repurchases Approximately 1.5 Million Shares for $56 Million in Q2 2006
New York, NY July 26, 2006 – Liz Claiborne Inc. (NYSE:LIZ) announced today diluted earnings per share (“EPS”) of $0.38 for the second quarter 2006 compared to diluted EPS of $0.50 for the second quarter 2005. Net sales for the second quarter 2006 were $1.125 billion, an increase of 2.4% from the comparable 2005 period.
Adjusted diluted EPS for the second quarter 2006 were $0.46, compared to adjusted diluted EPS of $0.51 for the second quarter 2005, a 9.8% decrease. These results are adjusted to exclude the impact of:
•	A $0.07 reduction in EPS associated with the expenses resulting from the Company’s previously announced plans to streamline its operations and redeploy resources to more efficiently manage its multi-brand, multi-channel and multi-geography portfolio;

•	A $0.04 increase in EPS associated with the savings resulting from the above initiatives;

•	A $0.02 reduction in EPS associated with the reinvestment of a portion of the savings in marketing and in-store activities; and

•	A $0.03 reduction in EPS in 2006 and a $0.01 reduction in EPS in 2005 associated with the impact of the adoption of FASB 123R at the beginning of the third quarter of 2005 and the shift in the composition of our equity-based management compensation program toward restricted stock and away from stock options.
For the six months of 2006, diluted earnings per share were $0.83 compared to diluted EPS of $1.15 for the comparable 2005 period. Net sales for the six months of 2006 were $2.296 billion, a decrease of 0.7% from the comparable 2005 period.
Adjusted diluted EPS for the six months of 2006 were $1.08, compared to adjusted diluted EPS of $1.17 for the comparable 2005 period, a 7.7% decrease. These results are adjusted to exclude the impact of:
•	A $0.22 reduction in EPS associated with the expenses resulting from the Company’s previously announced streamlining initiatives;

•	A $0.05 increase in EPS associated with the savings resulting from the above initiatives;

•	A $0.02 reduction in EPS associated with the reinvestment of a portion of the savings in marketing and in-store activities; and

•	A $0.07 reduction in EPS in 2006 and a $0.02 reduction in EPS in 2005 associated with the impact of the adoption of FASB 123R at the beginning of the third quarter of 2005 and the shift in the composition of our equity-based management compensation program in 2005.
The Company believes that these adjusted results for the quarter and six-month periods provide a more meaningful comparison of its operational and financial performance. The attached table captioned “Reconciliation of Non-GAAP Financial Information” provides a full reconciliation of actual results to the adjusted results.
The Company will sponsor a conference call today at 10:00 am EDT to discuss its second quarter and six month 2006 results. This call will be webcast to the general public and can be accessed via the Investor Relations section of the Liz Claiborne website at www.lizclaiborneinc.com. An archive of the webcast will be available through Wednesday, August 23, 2006.
Paul R. Charron, Chairman and Chief Executive Officer of Liz Claiborne, said: “The Company performed reasonably well during the second quarter. The strength and diversity of our portfolio enabled us to offset under-performance in some of our businesses with strong performances in other areas. The current market environment continues to be challenging, with higher interest rates, climbing energy prices and geopolitical unrest collectively continuing to dampen consumer spending, while ongoing retail consolidation mandates conservative planning.”
Mr. Charron continued, “While these factors were clearly reflected in decreased wholesale apparel sales, we were able to achieve continued growth in our wholesale non-apparel and retail businesses, driven by solid performance in our accessories and cosmetics lines as well as solid same-store sales growth for our specialty retail doors, as we continue to execute our specialty retail expansion strategy. We are also quite pleased with the double digit top line growth and notable operating margin expansion in our international businesses, as this is an area of focus for us.”
Mr. Charron concluded, “For those businesses which are under-performing, we have developed strategies and taken actions which should drive improvement over time. We are continuing to enhance our operational platform to make our business more efficient and cost-effective in order to enhance profitability, drive long-term growth and strengthen our competitive edge. We also remain committed to pursuing smart acquisitions where the strategy is sound and the financials are compelling, and have the financial strength to capitalize on opportunities as they arise.”
SECOND QUARTER RESULTS
Net Sales
Net sales for the second quarter of 2006 were $1.125 billion, an increase of $26 million, or 2.4%, compared to the second quarter of 2005. The impact of foreign currency exchange rates, primarily as a result of the strengthening of the Canadian dollar, in our international businesses, increased net sales by approximately $6 million, or 0.6%, during the quarter. Net sales results for our business segments are provided below:
•	Wholesale Apparel net sales decreased $30 million, or 4.6%, to $623 million as a result of:
–	A $38 million net decrease across our wholesale apparel businesses (excluding sales to the off-price channel) primarily due to decreases in our domestic Liz Claiborne, Sigrid Olsen, Lucky Brand, Dana Buchman, Claiborne, Crazy Horse, Ellen Tracy and licensed DKNY® Jeans men’s businesses, partially offset by increases in our Enyce, J.H. Collectibles, First

Issue, Mexx Europe, Axcess women’s, licensed DKNY® Jeans women’s, Emma James and C & C California businesses, as well as the addition of our Tapemeasure and Stamp 10 businesses;

–	The inclusion of $17 million of sales from our Prana (acquired November 2005) and Mac & Jac (acquired January 2006) businesses;

–	An $11 million decrease resulting from reduced sales to the off-price channel; and

–	A $2 million increase resulting from the impact of foreign currency exchange rates in our international businesses.
•	Wholesale Non-Apparel net sales increased $12 million, or 8.5%, to $153 million as a result of:
–	A $7 million increase in our cosmetics business primarily driven by the launch of our new Ellen Tracy fragrance; and

–	A $4 million increase in our accessories and jewelry businesses resulting primarily from increases in our Axcess, Lucky Brand, Sigrid Olsen and Juicy Couture businesses;

–	The impact of foreign currency exchange rates in our international businesses was not material in this segment.
•	Retail net sales increased $43 million, or 14.7%, to $338 million as a result of:
–	A $39 million net increase primarily driven by the net addition over the last 12 months of 65 specialty retail and 21 outlet stores, reflecting in part the opening of 29 Lucky Brand, 20 Sigrid Olsen, 12 Elisabeth and 5 Juicy Couture specialty retail stores, and 14 Mexx and 10 Liz Claiborne outlet stores in the United States, Canada and Europe in addition to a 6.3% comparable store sales increase in our specialty retail business, partially offset by a 2.1% comparable store sales decrease in our outlet business; and

–	A $4 million increase resulting from the impact of foreign currency exchange rates, primarily as a result of the strengthening of the Canadian dollar, in our international businesses.
Comparable store sales increased by 1.8% overall. We ended the quarter with a total of 348 specialty retail stores, 324 outlet stores and 640 international concession stores.
•	Corporate net sales, consisting of licensing revenue, were $11 million, compared to $10 million in 2005.
Gross Profit
Gross profit increased $19 million, or 3.6%, to $548 million in the second quarter of 2006 over the second quarter of 2005. Gross profit increased by approximately $3 million in the quarter due to the impact of foreign currency exchange rates, primarily as a result of the strengthening of the Canadian dollar, in our international businesses. Gross profit as a percent of net sales increased to 48.8% in 2006 from 48.2% in 2005, reflecting increased gross profit rates in our wholesale non-apparel and retail segments and the impact of a changing mix within our portfolio, primarily reflecting an increased proportion of sales from our retail segment, which runs at a higher gross profit rate than the Company average, and a decreased proportion of sales from our wholesale apparel segment, which runs at a lower gross profit rate than the Company average, partially offset by a decreased gross profit rate in our wholesale apparel segment.

Selling, General & Administrative Expenses
Selling, General & Administrative expenses (“SG&A”) increased $36 million, or 8.2%, to $473 million in the second quarter of 2006 over the second quarter of 2005 and as a percent of net sales was 42.1%, compared to 39.8% in the second quarter of 2005. The SG&A increase reflected the following:
•	The inclusion of $8 million of net expenses (reflecting $11 million in expenses, savings of $6 million and the reinvestment of $3 million in marketing and in-store activities) resulting from the Company’s previously announced streamlining initiatives;

•	A $23 million increase primarily resulting from the expansion of our domestic and international retail businesses;

•	The inclusion of $7 million of expenses from our Prana and Mac & Jac businesses;

•	The inclusion of $4 million of incremental expenses resulting from the adoption of FASB 123R and the shift in the composition of our equity-based management compensation program;

•	An $8 million net decrease in wholesale and corporate expenses; and

•	A $2 million increase resulting from the impact of foreign currency exchange rates, primarily as a result of the strengthening of the Canadian dollar, in our international businesses.
The increased SG&A rate primarily reflected the net expenses associated with our streamlining activities and the increased proportion of expenses related to our retail segment, which runs at a higher SG&A rate than the Company average, as described above, in addition to reduced expense leverage resulting from the decreased proportion of expenses related to our wholesale apparel segment, which runs at a lower SG&A rate than the Company average, as well as higher SG&A rates in our wholesale apparel and wholesale non-apparel segments in 2006 compared to 2005.
Operating Income
Operating income for the second quarter of 2006 was $75 million, compared to $92 million in the second quarter of 2005. The impact of foreign currency exchange rates in our international businesses was not material. Operating income as a percent of net sales decreased to 6.7% in 2006 compared to 8.4% in 2005.
Adjusted operating income for the second quarter 2006 was $89 million, compared to adjusted operating income of $94 million for the second quarter 2005, a 5.0% decrease. Adjusted operating income as a percent of net sales decreased to 8.0% in 2006 compared to 8.6% in 2005. These results are adjusted to exclude the impact of:
•	$8 million of net expenses (reflecting $11 million in expenses, savings of $6 million and the reinvestment of $3 million in marketing and in-store activities) resulting from the Company’s previously announced streamlining initiatives; and

•	A $6 million reduction in operating income in 2006 and a $2 million reduction in operating income in 2005 associated with the impact of the adoption of FASB 123R at the beginning of the third quarter of 2005 and the shift in the composition of our equity-based management compensation program in 2005.
The Company believes that these adjusted results and the adjusted results by segment outlined below provide a more meaningful comparison of its operational and financial performance. The attached table captioned “Reconciliation of Non-GAAP Financial Information” provides a full reconciliation of actual results to adjusted results.

Operating income by business segment is provided below:
•	Wholesale Apparel operating income was $20 million (3.2% of net sales) in 2006 compared to $43 million (6.6% of net sales) in 2005, principally reflecting $4 million of net expenses associated with our streamlining initiatives and $4 million in expenses resulting from the impact of FASB 123R and the shift in equity compensation in addition to decreased profits in our Sigrid Olsen, Juicy Couture, Dana Buchman, Lucky Brand, Crazy Horse women’s and Ellen Tracy businesses, partially offset by increased profits in our Enyce business. Excluding the expenses and savings associated with our streamlining initiatives and the impact of FASB 123R and the shift in equity compensation, wholesale apparel operating income was $27 million, or 4.4% of net sales.
•	Wholesale Non-Apparel operating income was $15 million (9.7% of net sales) in 2006 compared to $15 million (10.4% of net sales) in 2005, principally reflecting $2 million of net expenses associated with our streamlining initiatives and $1 million in expenses resulting from the impact of FASB 123R and the shift in equity compensation, in addition to decreased profits in our accessories business, partially offset by increases in our cosmetics business. Excluding the expenses and savings associated with our streamlining initiatives and the impact of FASB 123R and the shift in equity compensation, wholesale non-apparel operating income was $18 million, or 11.8% of net sales.
•	Retail operating income was $31 million (9.3% of net sales) in 2006 compared to operating income of $27 million (9.0% of net sales) in 2005, principally reflecting increased profits in our specialty retail business, partially offset by $3 million of net expenses associated with our streamlining initiatives and $1 million in expenses resulting from the impact of FASB 123R and the shift in equity compensation in addition to decreased profits in our outlet business. Excluding the expenses and savings associated with our streamlining initiatives and the impact of FASB 123R and the shift in equity compensation, retail operating income was $35 million, or 10.3% of net sales.
•	Corporate operating income, primarily consisting of licensing income, was $9 million in 2006 compared to $7 million in 2005.
Net Interest Expense
Net interest expense in the second quarter of 2006 was $9 million compared to $8 million in the second quarter of 2005.
Income Taxes
The Company’s effective tax rate in the second quarter of 2006 increased to 40.4% compared to 35.4% in the second quarter of 2005 primarily due to the impact of discrete tax items in the quarter as well as a shift in earnings to jurisdictions with higher statutory tax rates.
Net Income
Net income in the second quarter of 2006 decreased to $39 million, or 3.5% of net sales, from $54 million, or 4.9% of net sales, in the second quarter of 2005. Diluted earnings per common share decreased to $0.38 in 2006 from $0.50 in 2005, a 24.0% decrease.
Adjusted diluted EPS for the second quarter 2006 were $0.46, compared to adjusted diluted EPS of $0.51 for the second quarter 2005, a 9.8% decrease.

The Company believes that these adjusted results provide a more meaningful comparison of its operational and financial performance. The attached table captioned “Reconciliation of Non-GAAP Financial Information” provides a full reconciliation of actual results to the adjusted results.
Average diluted shares outstanding decreased by 4.5 million shares to 104.0 million in the second quarter of 2006 compared to 2005 as a result of the impact of shares repurchased during the last twelve months, partially offset by the exercise of stock options and the effect of dilutive securities.
SIX MONTHS RESULTS
Net Sales
Net sales for the six months of 2006 were $2.296 billion, a decrease of $15 million, or 0.7%, compared to the six months of 2005. The impact of foreign currency exchange rates, primarily as a result of the weakening of the euro in our international businesses, decreased net sales by approximately $15 million, or 0.7%, during the six months. Net sales results for our business segments are provided below:
•	Wholesale Apparel net sales decreased $82 million, or 5.6%, to $1,381 million as a result of:
–	A $77 million net decrease across our wholesale apparel businesses (excluding sales to the off-price channel) primarily due to decreases in our domestic Liz Claiborne, Crazy Horse, Dana Buchman, Sigrid Olsen, Claiborne, Ellen Tracy, Lucky Brand and licensed DKNY® Jeans men’s businesses, partially offset by increases in our J.H. Collectibles, Enyce, Mexx Europe, Tint, Axcess women’s, licensed DKNY® Jeans women’s, Emma James and C & C California businesses, as well as the addition of our Tapemeasure and Stamp 10 businesses;

–	$33 million of sales from our Prana and Mac & Jac businesses;

–	A $27 million decrease resulting from reduced sales to the off-price channel; and

–	An $11 million decrease resulting from the impact of foreign currency exchange rates in our international businesses.
•	Wholesale Non-Apparel net sales increased $14 million, or 4.9%, to $292 million as a result of:
–	A $15 million increase in our accessories and jewelry businesses (excluding sales to the off-price channel) resulting primarily from increases in our Juicy Couture, Axcess, Lucky Brand, Monet and Sigrid Olsen businesses;

–	A $4 million increase in our cosmetics business (excluding sales to the off-price channel) primarily driven by the launch of our new Ellen Tracy fragrance; and

–	A $5 million decrease resulting from decreased sales to the off-price channel.

–	The impact of foreign currency exchange rates in our international businesses was not material in this segment.
•	Retail net sales increased $52 million, or 9.5%, to $602 million as a result of:
–	A $56 million net increase primarily driven by the net store openings mentioned above, in addition to a 3.7% comparable store sales increase in our specialty retail business, partially offset by a 4.9% comparable store sales decrease in our outlet business (comparable store sales decreased by 0.8% overall); and

–	A $4 million decrease resulting from the impact of foreign currency exchange rates in our international businesses.
•	Corporate net sales, consisting of licensing revenue, were $22 million, compared to $21 million in 2005.
Gross Profit
Gross profit increased $5 million, or 0.4%, to $1.093 billion in the six months of 2006 over the six months of 2005, including a $9 million decrease in 2006 resulting from the impact of foreign currency exchange rates, primarily as a result of the weakening of the euro, in our international businesses. Gross profit as a percent of net sales increased to 47.6% in 2006 from 47.1% in 2005, reflecting an increased gross profit rate in our retail segment and the impact of a changing mix within our portfolio, primarily reflecting an increased proportion of sales from our retail segment, which runs at a higher gross profit rate than the Company average, and a decreased proportion of sales from our wholesale apparel segment, which runs at a lower gross profit rate than the Company average, partially offset by a decreased gross profit rate in our wholesale apparel segment.
Selling, General & Administrative Expenses
Selling, General & Administrative expenses (“SG&A”) increased $63 million, or 7.2%, to $940 million in the six months of 2006 over the six months of 2005 and as a percent of net sales was 41.0%, compared to 37.9% in 2005. The SG&A increase reflected the following:
•	$32 million of net expenses (reflecting $37 million in expenses, savings of $8 million and the reinvestment of $3 million in marketing and in-store activities) resulting from the Company’s previously announced streamlining initiatives;

•	A $47 million increase primarily resulting from the expansion of our domestic and international retail businesses;

•	$12 million of expenses from our Prana and Mac & Jac businesses;

•	$8 million of incremental expenses resulting from the adoption of FASB 123R and the shift in the composition of our equity-based management compensation program;

•	A $26 million net decrease in wholesale and corporate expenses; and

•	A $9 million decrease resulting from the impact of foreign currency exchange rates, primarily as a result of the weakening of the euro, in our international businesses.
The increased SG&A rate primarily reflected the net expenses associated with our streamlining activities and the increased proportion of expenses related to our retail segment, which runs at a higher SG&A rate than the Company average, as described above, in addition to reduced expense leverage resulting from the decreased proportion of expenses related to our wholesale apparel segment, which runs at a lower SG&A rate than the Company average as well as higher SG&A rates in our wholesale apparel, wholesale non-apparel and retail segments in 2006 compared to 2005.
Operating Income
Operating income for the six months of 2006 was $152 million, compared to $211 million in the six months of 2005. The impact of foreign currency exchange rates in our international businesses was not material. Operating income as a percent of net sales decreased to 6.6% in 2006 compared to 9.1% in 2005.
Adjusted operating income for the six months of 2006 was $195 million, compared to adjusted operating income of $214 million for the six months of 2005, an 8.8% decrease. Adjusted operating income as a percent of net sales decreased to 8.5% in 2006 compared to 9.2% in 2005. These results are adjusted to exclude the impact of:
•	$32 million of net expenses (reflecting $37 million in expenses, savings of $8 million and the reinvestment of $3 million in marketing and in-store activities) resulting from the Company’s previously announced streamlining initiatives; and

•	An $11 million reduction in operating income in 2006 and a $3 million reduction in operating income in 2005 associated with the impact of the adoption of FASB 123R at the beginning of the third quarter of 2005 and the shift in the composition of our equity-based management compensation program in 2005.

The Company believes that these adjusted results and the adjusted results by segment outlined below provide a more meaningful comparison of its operational and financial performance. The attached table captioned “Reconciliation of Non-GAAP Financial Information” provides a full reconciliation of actual results to adjusted results.
Operating income by business segment is provided below:
•	Wholesale Apparel operating income was $99 million (7.1% of net sales) in 2006 compared to $149 million (10.2% of net sales) in 2005, principally reflecting $18 million of net expenses associated with our streamlining initiatives and $7 million in expenses resulting from the impact of FASB 123R and the shift in equity compensation in addition to decreased profits in our Sigrid Olsen, Dana Buchman, Crazy Horse women’s, Juicy Couture, Lucky Brand, and Ellen Tracy businesses, partially offset by increased profits in our Enyce business. Excluding the expenses and savings associated with our streamlining initiatives and the impact of FASB 123R and the shift in equity compensation, wholesale apparel operating income was $124 million, or 9.0% of net sales.
•	Wholesale Non-Apparel operating income was $30 million (10.4% of net sales) in 2006 compared to $27 million (9.6% of net sales) in 2005, principally reflecting $5 million of net expenses associated with our streamlining initiatives and $2 million in expenses resulting from the impact of FASB 123R and the shift in equity compensation, partially offset by increases in our cosmetics business. Excluding the expenses and savings associated with our streamlining initiatives and the impact of FASB 123R and the shift in equity compensation, wholesale non-apparel operating income was $37 million, or 12.9% of net sales.
•	Retail operating income was $6 million (1.0% of net sales) in 2006 compared to operating income of $19 million (3.5% of net sales) in 2005, principally reflecting $9 million of net expenses associated with our streamlining initiatives and $2 million in expenses resulting from the impact of FASB 123R and the shift in equity compensation in addition to decreased profits in our outlet business, partially offset by increased profits in our Lucky Brand and European specialty retail businesses. Excluding the expenses and savings associated with our streamlining initiatives and the impact of FASB 123R and the shift in equity compensation, retail operating income was $16 million, or 2.7% of net sales.
•	Corporate operating income, primarily consisting of licensing income, was $17 million in 2006 compared to $16 million in 2005.
Other Income (Expense), Net
Other income (expense), net, reflected income of $3 million in the six months of 2006 compared to $1 million of expense in the six months of 2005. In 2006, other income was comprised of a $4 million gain on the sale of certain equity investments, partially offset by minority interest expense. In 2005, other income (expense), net, was primarily comprised of $1 million of minority interest expense.
Net Interest Expense
Net interest expense in the six months of 2006 was $16 million, compared to $15 million in the six months of 2005.
Income Taxes
The Company’s effective tax rate in the six months of 2006 increased to 38.1% compared to 35.4% in the six months of 2005 primarily due to the impact of discrete tax items in the second quarter as well as a shift in earnings to jurisdictions with higher statutory tax rates.

Net Income
Net income in the six months of 2006 decreased to $86 million, or 3.8% of net sales, from $126 million, or 5.4% of net sales, in the six months of 2005. Diluted earnings per common share decreased to $0.83 in 2006 from $1.15 in 2005, a 27.8% decrease.
Adjusted diluted EPS for the six months of 2006 were $1.08, compared to adjusted diluted EPS of $1.17 for the six months of 2005, a 7.7% decrease.
The Company believes that these adjusted results provide a more meaningful comparison of its operational and financial performance. The attached table captioned “Reconciliation of Non-GAAP Financial Information” provides a full reconciliation of actual results to the adjusted results.
Average diluted shares outstanding decreased by 4.8 million shares to 104.4 million in the six months of 2006 compared to 2005 as a result of the impact of shares repurchased during the last twelve months, partially offset by the exercise of stock options and the effect of dilutive securities.
BALANCE SHEET AND CASH FLOW
We ended the second quarter of 2006 with $110 million in cash and marketable securities, compared to $178 million at the end of the second quarter of 2005, and with $581 million of debt outstanding, compared to $503 million at the end of the second quarter of 2005. This $146 million increase in our net debt position over the last twelve months is primarily attributable to $225 million in share repurchases, $176 million in capital and in-store expenditures, $183 million in acquisition-related payments and the effect of foreign currency translation on our Eurobond (which increased our debt balance by $24 million), partially offset by cash flow from operations for the last twelve months of $444 million. We ended the second quarter of 2006 with $1.982 billion in stockholders’ equity, giving us a total debt to total capital ratio of 22.7% at the end of the second quarter of 2006, compared to 21.2% at the end of the second quarter of 2005. We ended the second quarter of 2006 with approximately $272 million remaining on our share repurchase authorization.
Accounts receivable increased $34 million, or 7.0%, to $526 million, at the end of the second quarter of 2006 compared to the end of the second quarter of 2005, primarily due to the inclusion of $10 million associated with our Prana and Mac & Jac businesses and an $8 million increase resulting from foreign currency exchange rates, primarily as a result of the strengthening of the euro, in our international businesses, as well as timing of shipments in our wholesale businesses.
Inventories increased $22 million, or 3.8%, to $598 million, at the end of the second quarter of 2006 compared to the end of the second quarter of 2005, primarily due to a $31 million increase resulting from acquisitions, new business initiatives and the expansion of our retail business, net of discontinued lines and a $12 million increase resulting from foreign currency exchange rates, primarily as a result of the strengthening of the euro, in our international businesses, partially offset by a $20 million decrease in inventories in our comparable businesses.
Net cash provided by operating activities was $27 million in the six months of 2006, compared to $24 million in the six months of 2005. This $3 million increase in cash flow was primarily due to changes in accrued expenses primarily due to a reduction of certain employment-related obligations and changes in other current assets, partially offset by reduced net income resulting from the impact of our streamlining initiatives as well as changes in accounts receivable due to timing of shipments in our wholesale businesses and accounts payable due to the timing of payments.

Net cash used in investing activities was $214 million in the six months of 2006, compared to $158 million in the six months of 2005. Net cash used in 2006 primarily reflected $143 million in acquisition-related payments as well as $77 million for capital and in-store expenditures, partially offset by proceeds from the sale of certain equity investments. Net cash used in 2005 primarily reflected $100 million in acquisition-related payments as well as $60 million in capital and in-store expenditures.
Net cash used in financing activities was $31 million in the six months of 2006, compared to $84 million in the six months of 2005. This $53 million decrease in cash used primarily reflected a $66 million net increase in commercial paper and short-term borrowings as well as a $12 million increase in proceeds from the exercise of stock options, partially offset by a $26 million increase in stock repurchases.
On July 6, 2006, we issued Euro 350,000,000 5% Notes due 2013. The net proceeds of the new notes are intended to refinance our outstanding Euro 350,000,000 6.625% Notes due August 7, 2006, which were issued on August 7, 2001, and for general corporate purposes. The offering was made exclusively outside of the United States only to non-U.S. investors in the non-U.S. capital markets. The notes have been listed on the Luxembourg Stock Exchange.
FORWARD OUTLOOK
Fiscal 2006
For fiscal 2006, we are reaffirming our previous guidance, projecting net sales to increase low single digits compared to fiscal 2005, an operating margin in the range of 9.2 — 9.6% and EPS in the range of $2.58 — $2.73. Foreign currency exchange rates are expected to have an immaterial impact on 2006 net sales and EPS.
The fiscal 2006 results are projected to include a $0.34 reduction in EPS, or an approximate 110 basis point reduction in operating margin, due to the following:
•	A $0.36 reduction in EPS associated with the expenses resulting from the Company’s previously announced streamlining initiatives;

•	An $0.18 increase in EPS associated with the savings resulting from the above initiatives;

•	A $0.09 reduction in EPS associated with the reinvestment of a portion of these savings in marketing and in-store support; and

•	A $0.07 reduction in EPS associated with the impact of the adoption of FASB 123R at the beginning of the third quarter of 2005 and the shift in the composition of our equity-based management compensation program in 2005.
Sales by segment for fiscal 2006 are projected as follows:
•	In our wholesale apparel segment, we expect 2006 net sales to decrease low single digits compared to 2005.

•	In our wholesale non-apparel segment, we expect 2006 net sales to increase mid to high single digits compared to 2005.

•	In our retail segment, we expect 2006 net sales to increase in the mid teens compared to 2005.

•	In our corporate segment, we expect 2006 licensing revenue to increase by 10% compared to 2005.

Third Quarter 2006
For the third quarter of 2006, we are projecting net sales to increase low single digits compared to the third quarter of 2005, an operating margin in the range of 11.3 – 11.8% and EPS in the range of $0.90 — $0.94. Foreign currency exchange rates are expected to increase third quarter 2006 sales by approximately 1% and will have an immaterial impact on third quarter 2006 EPS.
Third quarter 2006 results are projected to include a $0.04 reduction in EPS, or an approximate 40 basis point reduction in operating margin, due to the following:
•	A $0.06 reduction in EPS associated with the expenses resulting from the Company’s previously announced streamlining initiatives;

•	A $0.06 increase in EPS associated with the savings resulting from the above initiatives; and

•	A $0.04 reduction in EPS associated with the reinvestment of a portion of the savings in marketing and in-store support.
Sales by segment for the third quarter of 2006 are projected as follows:
•	In our wholesale apparel segment, we expect third quarter 2006 net sales to decrease low to mid single digits compared to 2005.

•	In our wholesale non-apparel segment, we expect third quarter 2006 net sales to increase mid single digits compared to 2005.

•	In our retail segment, we expect third quarter 2006 net sales to increase in the mid to high teens compared to 2005.

•	In our corporate segment, we expect third quarter 2006 licensing revenue to increase by 10% compared to 2005.
All of these forward-looking statements exclude the impact of any future acquisitions or additional stock repurchases.
Liz Claiborne Inc. designs and markets an extensive range of branded women’s and men’s apparel, accessories and fragrance products. Our diverse portfolio of quality brands — available domestically and internationally via wholesale and retail channels — consistently meets the widest range of consumers’ fashion needs, from classic to contemporary, active to relaxed and denim to streetwear. Liz Claiborne Inc.’s brands include Axcess, Bora Bora, C & C California, City Unltd., Claiborne, Crazy Horse, Curve, Dana Buchman, Elisabeth, Ellen Tracy, Emma James, Enyce, First Issue, Intuitions, J.H. Collectibles, Juicy Couture, Kenzie, Kenziegirl, Laundry by Shelli Segal, LIZ, Liz Claiborne, Lucky Brand Jeans, Mac & Jac, Mambo, Marvella, Mexx, Monet, Monet 2, Prana, Realities, Sigrid Olsen, Soul, Spark, Stamp 10, Tapemeasure, Tint, Trifari, Villager and Yzza. In addition, Liz Claiborne Inc. holds the exclusive, long-term license to produce and sell men’s and women’s collections of DKNY® Jeans and DKNY® Active in the Western Hemisphere. The Company also has the exclusive license to produce jewelry under the Kenneth Cole New York and Reaction Kenneth Cole brand names.
Statements contained herein that relate to future events or the Company’s future performance, including, without limitation, statements with respect to the Company’s anticipated results of operations or level of business for 2006 or any other future period, are forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on current expectations only and are not guarantees of future performance, and are subject to certain risks, uncertainties and assumptions. The Company may change its intentions, belief or expectations at any time and without notice, based upon any change in the Company’s assumptions or otherwise. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. In addition, some factors are beyond the Company’s control. Among the factors that could cause actual results to materially differ include risks related to the continuing challenging retail and macro-economic conditions, including the levels of consumer confidence and discretionary spending and the levels of customer traffic within department stores, malls and other shopping and selling environments, and a continuation of the deflationary trend in prices for apparel products; risks related to the Company’s ability to successfully continue to evolve its supply chain system, including its product development, sourcing, logistics and technology functions, to reduce product cycle-time and costs and meet customer demands; risks associated with the Company’s dependence on sales to a limited number of large United States department store customers; the impact of consolidation among one or more of the Company’s larger customers, such as the merger between Federated Department Stores, Inc. and The May Department Store Company; risks associated with providing for the succession of senior management, including the Chief Executive Officer; risks related to retailer and consumer acceptance of the Company’s products; risks associated with the possible failure of the Company’s unaffiliated manufacturers to manufacture and deliver products in a timely manner, to meet quality standards or to comply with Company policies regarding labor practices or applicable laws or regulations; risks related to the Company’s ability to adapt to and compete effectively in the current quota environment, including changes in sourcing patterns resulting from the elimination of quota on apparel products, as well as lowered barriers to entry; risks associated with the Company’s ability to maintain and enhance favorable brand recognition; risks associated with the operation and expansion of the Company’s own retail business; risks associated with the Company’s ability to correctly balance the level of its commitments with actual orders; risks associated with the Company’s ability to identify appropriate acquisition candidates and negotiate favorable financial and other terms, against the background of increasing market competition (from both strategic and financial buyers) for the types of acquisitions the Company has made; risks associated with acquisitions and new product lines and markets, including risks relating to integration of acquisitions, retaining and motivating key personnel of acquired businesses and achieving projected or satisfactory levels of sales, profits and/or return on investment; risks associated with the Company’s ability to attract and retain talented, highly qualified executives and other key personnel; risks associated with any significant disruptions in the Company’s relationship with its employees; risks associated with changes in social, political, economic, legal and other conditions affecting foreign operations, sourcing or international trade, including the impact of foreign currency exchange rates, and currency devaluations in countries in which the Company sources product; risks associated with war, the threat of war and terrorist activities; work stoppages or slowdowns by suppliers or service providers; risks relating to protecting and managing intellectual property; and such other economic, competitive, governmental and technological factors affecting the Company’s operations, markets, products, services and prices and such other factors as are set forth in our 2005 Annual Report on Form 10-K, including, without limitation, those set forth under the heading “Risk Factors” and under the heading “Statement Regarding Forward-Looking Disclosure”. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
Financial tables attached

LIZ CLAIBORNE INC.
CONSOLIDATED STATEMENTS OF INCOME
(All amounts in thousands except per common share data)
(Unaudited)

	13 weeks ended	% of	13 weeks ended	% of
	July 1, 2006	Sales	July 2, 2005	Sales
Net Sales	$1,125,038	100.0%	$1,099,104	100.0%
Cost of Goods Sold	576,542	51.2%	569,644	51.8%

Gross Profit	548,496	48.8%	529,460	48.2%

Selling, general & administrative expenses	473,469	42.1%	437,425	39.8%

Operating Income	75,027	6.7%	92,035	8.4%

Other income (expense), net	(257)	(0.02%)	(446)	(0.04%)

Interest expense, net	(8,633)	(0.8%)	(7,781)	(0.7%)

Income Before Provision for Income Taxes	66,137	5.9%	83,808	7.6%

Provision for Income Taxes	26,722	2.4%	29,668	2.7%

Net Income	$39,415	3.5%	$54,140	4.9%

Weighted Average Common Shares Outstanding	102,541		106,671

Basic Earnings per Common Share	$0.38		$0.51

Weighted Average Common Shares and Share Equivalents Outstanding	103,925		108,378

Diluted Earnings per Common Share	$0.38		$0.50

Supplemental Information:
Dividends per Common Share (Rounded to the nearest penny)	$0.06		$0.06

LIZ CLAIBORNE INC.
CONSOLIDATED STATEMENTS OF INCOME
(All amounts in thousands except per common share data)
(Unaudited)

	26 weeks ended	% of	26 weeks ended	% of
	July 1, 2006	Sales	July 2, 2005	Sales
Net Sales	$2,296,240	100.0%	$2,311,511	100.0%
Cost of Goods Sold	1,203,731	52.4%	1,223,821	52.9%

Gross Profit	1,092,509	47.6%	1,087,690	47.1%

Selling, general & administrative expenses	940,351	41.0%	876,899	37.9%

Operating Income	152,158	6.6%	210,791	9.1%

Other income (expense), net	3,056	0.1%	(1,060)	(0.05%)

Interest expense, net	(15,738)	(0.7%)	(15,369)	(0.7%)

Income Before Provision for Income Taxes	139,476	6.1%	194,362	8.4%

Provision for Income Taxes	53,124	2.3%	68,804	3.0%

Net Income	$86,352	3.8%	$125,558	5.4%

Weighted Average Common Shares Outstanding	102,981		107,367

Basic Earnings per Common Share	$0.84		$1.17

Weighted Average Common Shares and Share Equivalents Outstanding	104,397		109,218

Diluted Earnings per Common Share	$0.83		$1.15

Supplemental Information:
Dividends per Common Share (Rounded to the nearest penny)	$0.11		$0.11

LIZ CLAIBORNE, INC.
RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION
(All amounts in thousands except per common share data)
(Unaudited)
The following is a reconciliation of Net Income to Net Income Excluding Streamlining Initiatives and FASB 123R Impact:

	13 weeks ended	13 weeks ended	26 weeks ended	26 weeks ended
	July 1, 2006	July 2, 2005	July 1, 2006	July 2, 2005
Net Income	$39,415	$54,140	$86,352	$125,558

Income Tax Provision	26,722	29,668	53,124	68,804
Interest Expense, net	8,633	7,781	15,738	15,369
Other (Income) / Expense, net	257	446	(3,056)	1,060

Operating Income	75,027	92,035	152,158	210,791

Streamlining Initiatives Expenses (1)	11,545	—	36,648	—
Streamlining Initiatives Savings (1)	(6,445)	—	(8,207)	—
Savings Reinvestment (1)	3,000	—	3,000	—
FASB 123R Impact/ Shift in Equity-Based Compensation (2)	6,334	2,109	11,224	2,812

Operating Income Excluding Streamlining Initiatives and FASB 123R Impact	$89,461	$94,144	$194,823	$213,603

Other Income / (Expense), net	(257)	(446)	3,056	(1,060)
Interest Expense, net	(8,633)	(7,781)	(15,738)	(15,369)
Income Tax Provision	(32,551)	(30,415)	(69,396)	(69,800)

Net Income Excluding Streamlining Initiatives and FASB 123R Impact	$48,020	$55,502	$112,745	$127,374

Basic Earnings per Common Share Excluding Streamlining Initiatives and FASB 123R Impact (1) & (2)	$0.47	$0.52	$1.09	$1.19

Diluted Earnings per Common Share Excluding Streamlining Initiatives and FASB 123R Impact (1) & (2)	$0.46	$0.51	$1.08	$1.17

Basic Earnings per Common Share Excluding Streamlining Initiatives (1)	$0.43	$0.51	$1.03	$1.17

Diluted Earnings per Common Share Excluding Streamlining Initiatives (1)	$0.43	$0.50	$1.01	$1.15

(1)	In the 13 weeks ended July 1, 2006, the Company recorded expenses related to its streamlining initiatives of $3.1 million ($5.1 million pretax) or $0.03 per share, net of savings of $3.8 million ($6.4 million pretax) or $0.04 per share. In the 26 weeks ended July 1, 2006, the Company recorded expenses related to its streamlining initiatives of $17.6 million ($28.4 million pretax) or $0.17 per share, net of savings of $5.1 million ($8.2 million pretax) or $0.05 per share. In the 13 weeks ended July 1, 2006, the Company reinvested $1.8 million ($3.0 million pretax) or $0.02 of the above savings into marketing and in-store activities. In the 26 weeks ended July 1, 2006, the Company reinvested $1.9 million ($3.0 million pretax) or $0.02 of the above savings into marketing and in-store activities.

(2)	The impact of the adoption of FASB 123R (including the shift in equity-based compensation) on the Company’s operating income was $3.8 million ($6.3 million pretax) or $0.04 per share for the 13 weeks ended July 1, 2006 and $1.4 million ($2.1 million pretax) or $0.01 per share for the 13 weeks ended July 2, 2005. The impact of the adoption of FASB 123R (including the shift in equity-based compensation) on the Company’s operating income was $6.9 million ($11.2 million pretax) or $0.07 per share for the 26 weeks ended July 1, 2006 and $1.8 million ($2.8 million pretax) or $0.02 per share for the 26 weeks ended July 2, 2005.

LIZ CLAIBORNE INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(All dollar amounts in thousands)
(Unaudited)

	July 1, 2006	July 2, 2005
Assets
Current Assets:
Cash and cash equivalents	$101,799	$168,843
Marketable securities	8,367	8,721
Accounts receivable – trade, net	525,721	491,354
Inventories, net	597,867	575,919
Deferred income taxes	60,840	44,968
Other current assets	129,448	128,055

Total Current Assets	1,424,042	1,417,860

Property and Equipment, Net	515,366	459,734
Goodwill and Intangibles, Net	1,307,842	1,145,166
Other Assets	11,732	10,007

Total Assets	$3,258,982	$3,032,767

Liabilities and Stockholders’ Equity
Current Liabilities	$603,368	$618,157
Long-Term Debt and Obligations Under Capital Leases	548,398	430,536
Other Non-Current Liabilities	64,729	53,513
Deferred Income Taxes	57,467	55,422
Minority Interest	2,915	2,955
Stockholders’ Equity	1,982,105	1,872,184

Total Liabilities and Stockholders’ Equity	$3,258,982	$3,032,767

LIZ CLAIBORNE INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(All dollar amounts in thousands)
(Unaudited)

	26 weeks ended	26 weeks ended
	July 1, 2006	July 2, 2005
Cash Flows from Operating Activities:
Net income	$86,352	$125,558
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	66,534	59,479
Deferred income taxes	(6,416)	6,748
Share-based compensation	11,081	8,888
Tax benefit on exercise of stock options	3,974	3,643
Gain on sale of securities	(3,583)	—
Streamlining initiatives, fixed asset write-downs	7,236	—
Restructuring gain	—	(204)
Other, net	(12)	(13)
Change in current assets and liabilities, exclusive of acquisitions:
Increase in accounts receivable – trade, net	(92,271)	(71,632)
Increase in inventories, net	(44,116)	(46,410)
Increase in other current assets	(12,824)	(39,315)
Increase in accounts payable	7,887	14,659
Increase / (decrease) in accrued expenses	7,508	(13,889)
Decrease in income taxes payable	(4,431)	(23,813)

Net cash provided by operating activities	26,919	23,699

Cash Flows from Investing Activities:
Purchases of investment instruments	(70)	(1,016)
Proceeds from sales of securities	8,054	—
Purchases of property and equipment	(70,583)	(56,915)
Payments for acquisitions, net of cash acquired	(143,487)	(99,822)
Payments for in-store merchandise shops	(6,816)	(3,303)
Other, net	(1,160)	3,213

Net cash used in investing activities	(214,062)	(157,843)

Cash Flows from Financing Activities:
Short term borrowings	(15,758)	16,168
Principal payments under capital lease obligations	(1,896)	(981)
Commercial paper, net	97,854	—
Proceeds from exercise of common stock options	30,701	18,213
Purchase of common stock	(131,513)	(105,166)
Dividends paid	(11,705)	(11,990)
Excess tax benefits related to stock options	946	—
Other	188	—

Net cash used in financing activities	(31,183)	(83,756)

Effect of Exchange Rate Changes on Cash	(8,402)	1,106

Net Change in Cash and Cash Equivalents	(226,728)	(216,794)
Cash and Cash Equivalents at Beginning of Period	328,527	385,637

Cash and Cash Equivalents at End of Period	$101,799	$168,843

LIZ CLAIBORNE INC.
SEGMENT REPORTING
(All dollar amounts in thousands)
(Unaudited)

	13 weeks ended	% to	13 weeks ended	% to
	July 1, 2006	Total	July 2, 2005	Total
NET SALES:
Wholesale Apparel	$623,294	55.4%	$653,216	59.4%
Wholesale Non-Apparel	153,357	13.6%	141,383	12.9%
Retail	337,794	30.0%	294,410	26.8%
Corporate	10,593	1.0%	10,095	0.9%

Total Net Sales	$1,125,038	100.0%	$1,099,104	100.0%

	13 weeks ended	% of	13 weeks ended	% of
	July 1, 2006	Sales	July 2, 2005	Sales
OPERATING INCOME:
Wholesale Apparel	$19,917	3.2%	$43,437	6.6%
Wholesale Non-Apparel	14,803	9.7%	14,650	10.4%
Retail	31,271	9.3%	26,554	9.0%
Corporate	9,036	85.3%	7,394	73.2%

Total Operating Income	$75,027	6.7%	$92,035	8.4%

	13 weeks ended	% to	13 weeks ended	% to
	July 1, 2006	Total	July 2, 2005	Total
NET SALES:
Domestic	$819,613	72.9%	$828,379	75.4%
International	305,425	27.1%	270,725	24.6%

Total Net Sales	$1,125,038	100.0%	$1,099,104	100.0%

	13 weeks ended	% of	13 weeks ended	% of
	July 1, 2006	Sales	July 2, 2005	Sales
OPERATING INCOME:
Domestic	$61,023	7.4%	$81,586	9.8%
International	14,004	4.6%	10,449	3.9%

Total Operating Income	$75,027	6.7%	$92,035	8.4%

LIZ CLAIBORNE INC.
SEGMENT REPORTING
(All dollar amounts in thousands)
(Unaudited)

	26 weeks ended	% to	26 weeks ended	% to
	July 1, 2006	Total	July 2, 2005	Total
NET SALES:
Wholesale Apparel	$1,380,816	60.1%	$1,462,862	63.3%
Wholesale Non-Apparel	291,590	12.7%	278,043	12.0%
Retail	602,029	26.2%	549,944	23.8%
Corporate	21,805	1.0%	20,662	0.9%

Total Net Sales	$2,296,240	100.0%	$2,311,511	100.0%

	26 weeks ended	% of	26 weeks ended	% of
	July 1, 2006	Sales	July 2, 2005	Sales
OPERATING INCOME:
Wholesale Apparel	$98,623	7.1%	$148,862	10.2%
Wholesale Non-Apparel	30,350	10.4%	26,598	9.6%
Retail	6,016	1.0%	19,091	3.5%
Corporate	17,169	78.7%	16,240	78.6%

Total Operating Income	$152,158	6.6%	$210,791	9.1%

	26 weeks ended	% to	26 weeks ended	% to
	July 1, 2006	Total	July 2, 2005	Total
NET SALES:
Domestic	$1,669,381	72.7%	$1,728,443	74.8%
International	626,859	27.3%	583,068	25.2%

Total Net Sales	$2,296,240	100.0%	$2,311,511	100.0%

	26 weeks ended	% of	26 weeks ended	% of
	July 1, 2006	Sales	July 2, 2005	Sales
OPERATING INCOME:
Domestic	$133,552	8.0%	$181,237	10.5%
International	18,606	3.0%	29,554	5.1%

Total Operating Income	$152,158	6.6%	$210,791	9.1%

LIZ CLAIBORNE INC.
RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION
SEGMENT REPORTING
(All amounts in thousands)
(Unaudited)
13 weeks ended
July 1, 2006

	Wholesale	Wholesale
	Apparel	Non-Apparel	Retail	Corporate	Total
Net Sales	$623,294	$153,357	$337,794	$10,593	$1,125,038

Operating Income
As Reported:	$19,917	$14,803	$31,271	$9,036	$75,027

FASB 123R Impact (1)	3,775	1,584	944	31	6,334
Streamlining Initiatives Expenses	7,260	2,179	2,106	—	11,545
Streamlining Initiatives Savings	(4,573)	(1,444)	(428)	—	(6,445)
Savings Reinvestment	1,000	1,000	1,000	—	3,000

Adjusted Operating Income	$27,379	$18,122	$34,893	$9,067	$89,461

% of Sales	4.4%	11.8%	10.3%	85.6%	8.0%
13 weeks ended
July 2, 2005

	Wholesale	Wholesale
	Apparel	Non-Apparel	Retail	Corporate	Total
Net Sales	$653,216	$141,383	$294,410	$10,095	$1,099,104

Operating Income
As Reported:	$43,437	$14,650	$26,554	$7,394	$92,035

FASB 123R Impact (1)	1,257	527	314	11	2,109

Adjusted Operating Income	$44,694	$15,177	$26,868	$7,405	$94,144

% of Sales	6.8%	10.7%	9.1%	73.4%	8.6%

(1)	FASB 123R Impact includes the shift in equity-based compensation.

LIZ CLAIBORNE INC.
RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION
SEGMENT REPORTING
(All amounts in thousands)
(Unaudited)
26 weeks ended
July 1, 2006

	Wholesale	Wholesale
	Apparel	Non-Apparel	Retail	Corporate	Total

Net Sales	$1,380,816	$291,590	$602,029	$21,805	$2,296,240

Operating Income
As Reported:	$98,623	$30,350	$6,016	$17,169	$152,158

FASB 123R Impact (1)	7,056	2,510	1,588	70	11,224
Streamlining Initiatives Expenses	23,335	5,225	8,088	—	36,648
Streamlining Initiatives Savings	(6,216)	(1,432)	(559)	—	(8,207)
Savings Reinvestment	1,000	1,000	1,000	—	3,000

Adjusted Operating Income	$123,798	$37,653	$16,133	$17,239	$194,823

% of Sales	9.0%	12.9%	2.7%	79.1%	8.5%
26 weeks ended
July 2, 2005

	Wholesale	Wholesale
	Apparel	Non-Apparel	Retail	Corporate	Total

Net Sales	$1,462,862	$278,043	$549,944	$20,662	$2,311,511

Operating Income
As Reported:	$148,862	$26,598	$19,091	$16,240	$210,791

FASB 123R Impact (1)	1,729	660	407	16	2,812

Adjusted Operating Income	$150,591	$27,258	$19,498	$16,256	$213,603

% of Sales	10.3%	9.8%	3.5%	78.7%	9.2%

(1)	FASB 123R Impact includes the shift in equity-based compensation.

LIZ CLAIBORNE INC.
RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION
SEGMENT REPORTING
(All amounts in thousands)
(Unaudited)
13 weeks ended
July 1, 2006

	Domestic	International	Total

Net Sales	$819,613	$305,425	$1,125,038

Operating Income
As Reported:	$61,023	$14,004	$75,027

FASB 123R Impact (1)	5,971	363	6,334
Streamlining Initiatives Expenses	9,717	1,828	11,545
Streamlining Initiatives Savings	(5,931)	(514)	(6,445)
Savings Reinvestment	3,000	—	3,000

Adjusted Operating Income	$73,780	$15,681	$89,461

% of Sales	9.0%	5.1%	8.0%
13 weeks ended
July 2, 2005

	Domestic	International	Total

Net Sales	$828,379	$270,725	$1,099,104

Operating Income
As Reported:	$81,586	$10,449	$92,035

FASB 123R Impact (1)	1,988	121	2,109

Adjusted Operating Income	$83,574	$10,570	$94,144

% of Sales	10.1%	3.9%	8.6%

(1)	FASB 123R Impact includes the shift in equity-based compensation.

LIZ CLAIBORNE INC.
RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION
SEGMENT REPORTING
(All amounts in thousands)
(Unaudited)
26 weeks ended
July 1, 2006

	Domestic	International	Total

Net Sales	$1,669,381	$626,859	$2,296,240

Operating Income
As Reported:	$133,552	$18,606	$152,158

FASB 123R Impact (1)	10,581	643	11,224
Streamlining Initiatives Expenses	27,410	9,238	36,648
Streamlining Initiatives Savings	(7,619)	(588)	(8,207)
Savings Reinvestment	3,000	—	3,000

Adjusted Operating Income	$166,924	$27,899	$194,823

% of Sales	10.0%	4.5%	8.5%
26 weeks ended
July 2, 2005

	Domestic	International	Total

Net Sales	$1,728,443	$583,068	$2,311,511

Operating Income
As Reported:	$181,237	$29,554	$210,791

FASB 123R Impact (1)	2,651	161	2,812

Adjusted Operating Income	$183,888	$29,715	$213,603

% of Sales	10.6%	5.1%	9.2%

(1)	FASB 123R Impact includes the shift in equity-based compensation.